Exhibit 99.1

FOR IMMEDIATE RELEASE: November 13, 2017	Stanley Furniture Company, Inc. Investor Contact: Anita W. Wimmer (336) 884-7698

STANLEY FURNITURE ANNOUNCES THIRD QUARTER 2017 RESULTS

High Point, NC, November 13, 2017/GLOBE NEWSWIRE/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) reports sales and operating results for the third quarter ended September 30, 2017.

Third quarter 2017 financial results compared to second quarter 2017:

●	Net sales were $10.4 million compared to $11.6 million, a decrease of 10.2%.
●	Gross profit margins were 22.4% compared to 23.5%.
●	Selling, general and administrative expenses were $2.7 million, or 25.6% of net sales, compared to $2.7 million, or 23.6% of net sales.
●	Net loss was $305,000 compared to a net income of $14,000.
●	Ended the quarter with $1.9 million in cash, including $631,000 in restricted cash.

Third quarter 2017 financial results compared to prior year third quarter:

●	Net sales were $10.4 million compared to $11.0 million, down 5.5%.
●	Gross profit margins were 22.4% compared to 16.6%.
●	Selling, general and administrative expenses were $2.7 million, or 25.6% of net sales, compared to $3.8 million, or 34.5% of net sales.
●	Net loss was $305,000 compared to a net loss of $2.1 million.

Year-to-date third quarter 2017 financial results compared to year-to-date prior year third quarter:

●	Net sales were $33.2 million compared to $34.8 million, down 4.4%.
●	Gross profit margins were 22.0% compared to 18.5%.
●	Selling, general and administrative expenses were $8.1 million, or 24.3 % of net sales, compared to $10.6 million, or 30.6% of net sales.
●	Net loss was $707,000 compared to a net loss of $5.0 million.

Sales Overview:

Third quarter sales decreased 10.2% sequentially from the second quarter, 5.5% compared to prior year quarter and 4.4% year to date. “The company missed its goal of slight profitability for the quarter," stated Glenn Prillaman, President and Chief Executive Officer. "Prolonged periods of poor service caused by past sourcing issues are now behind us. The stock availability positions that hindered demand for our products have been dramatically improved, and as a result, sales grew approximately 8% in October over the prior year same period.”

Over ninety percent of the company's product offerings – the newer of which have been delayed since early 2016 - are either now in stock in the company’s Virginia warehouse or in transit from overseas vendors.   “Over the past thirty days our customers are experiencing the improvements in stock availability as 88% of orders were fulfilled in an average of less than two days. October was the company’s first month, since early last year, when stock availability served customers as expected, and with each positive experience at retail, we expect to regain the customer confidence that grows revenues," said Prillaman.

Operating Results:

Gross margins remained in the low twenties as they have for the last three sequential quarters but improved dramatically over the prior year quarter and nine months due to abnormally high discounting in both the prior year periods. Margins improved in both periods even with lower sales negatively impacting the absorption of fixed overhead.

Selling, general and administrative costs for the quarter were $2.7 million and $8.1 million year-to-date remaining consistent with sequential trends. Compared to prior year periods, selling, general and administrative costs decreased $1.1 million in the third quarter and $2.6 million year-to-date due to lower compensation expense and lower marketing and advertising expenses.

Net loss for the third quarter was $305,000 versus a sequential second quarter net income of $14,000 and a prior year third quarter net loss of $2.1 million. Year-to-date net loss improved to $707,000 compared to prior year year-to-date loss of $5.0 million.  Lower discounting and cost reductions were the major factors towards improved results, partially offset by under absorption of fixed overhead due to lower sales.  “While we missed the earnings results we had expected to achieve in the third quarter due to stock availability, we continue to perform better than a year ago.  Additionally, we generated slight income in the month of October as sales growth drove profits,” commented Prillaman.

Balance Sheet:

"As a result of the relatively quick change in stock availability positions following such a prolonged period where we could not service customers, current inventory levels are abnormally high placing a short-term strain on cash," added Prillaman. "We are utilizing our revolver to support the business during this lag between the time the company proves its ability to provide quick deliveries and when retail salespeople in the field are once again impressed with the exceptional value of our newer product lines supported by great service."

The company remained debt free at the end of the quarter. Cash at the end of the period, including $631,000 of restricted cash, was $1.9 million, down $3.0 million from prior year end. Net working capital (working capital excluding cash) increased $2.3 million year-to-date as inventories increased $2.4 million and accounts receivables increased $373,000, partially offset by an increase in current liabilities of $615,000. An increase in inventories is due to an abnormally high amount of production which had been overdue for several periods shipping during the quarter.

Other Information:

The Coastal Living® license will not be renewed at the end of 2017.  Initially launched in 2009, successive collections throughout each of the license's multiple terms have remained a popular portion of the company's product offering. The company estimates net sales under this license agreement were approximately $10.0 million in 2016 and $8.2 million in the first nine months of 2017.

"The success of this licensed product line has been remarkable, and we could not be more pleased with the relationship we have enjoyed with the people at Coastal Living", said Glenn Prillaman, President and Chief Executive Officer.

“Stanley Furniture has become well known for its position of design leadership, an important part of which is our work informed by the consumer’s affinity for a relaxed, coastal lifestyle from traditional or cottage styling to contemporary.  Though our partnership with the brand name is coming to an end, management is confident in the reputation it has earned with the company's customer base as the industry’s authority on this upscale lifestyle-driven aesthetic, and we expect to be able to continue in the category without major disruption,” concluded Prillaman. The company’s most recent introduction, Butterbay Hill, shown to the trade last month and scheduled to arrive at retail in early spring 2018, is an unlicensed introduction yet serves customers in the same product category as the licensed product.

Under the license agreement, the company plans to continue to sell current designs under the licensed brand name until October 2018, after which these designs remain the intellectual property of Stanley.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer online. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, lost sales due to the non-renewal of the Coastal Living® license, the cyclical nature of the furniture industry, business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety compliance costs, failure or interruption of our information technology infrastructure. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,	July 1,	April 1,	December 31,
	2017	2017	2017	2016

Net sales	$10,427	$11,615	$11,190	$9,802

Cost of sales	8,094	8,883	8,953	7,826

Gross profit	2,333	2,732	2,237	1,976

Selling, general and administrative expenses	2,673	2,738	2,658	3,356

Operating loss	(340)	(6)	(421)	(1,380)

CDSOA proceeds	-	-	-	1,103
Other income, net	3	18	4	10
Interest income	-	-	-	2
(Loss) income from continuing operations before income taxes	(337)	12	(417)	(265)
Income tax (benefit) expense	(32)	(2)	(1)	36

Net (loss) income	$(305)	$14	$(416)	$(301)

Diluted loss per share	$(.02)	$-	$(.03)	$(.02)

Diluted weighted average number of shares outstanding	14,220	14,203	14,187	14,117

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016

Net sales	$10,427	$11,036	$33,231	$34,772

Cost of sales	8,094	9,201	25,929	28,334

Gross profit	2,333	1,835	7,302	6,438

Selling, general and administrative expenses	2,673	3,807	8,069	10,626

Operating loss	(340)	(1,972)	(767)	(4,188)

Other income, net	3	5	25	16
Interest (income) expense, net	-	(6)	-	103
Loss from continuing operations before income taxes	(337)	(1,961)	(742)	(4,275)
Income tax (benefit) expense	(32)	119	(35)	682

Net loss	$(305)	$(2,080)	$(707)	$(4,957)

Diluted loss per share	$(.02)	$(.15)	$(.05)	$(.35)

Diluted weighted average number of shares	14,220	14,094	14,203	14,143

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2017	2016

Assets
Current assets:
Cash and equivalents	$1,236	$4,212
Restricted cash	631	663
Accounts receivable, net	3,865	3,492
Finished goods inventory, net	25,381	22,951
Prepaid expenses and other current assets	806	729

Total current assets	31,919	32,047

Property, plant and equipment, net	1,479	1,606
Other assets	2,665	2,868

Total assets	$36,063	$36,521

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,609	$5,674
Accrued expenses	2,403	2,723

Total current liabilities	9,012	8,397

Other long-term liabilities	7,584	8,142

Stockholders' equity	19,467	19,982

Total liabilities and stockholders' equity	$36,063	$36,521

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,	October 1,
	2017	2016
Cash flows from operating activities:
Cash received from customers	$32,711	$36,818
Cash paid to suppliers and employees	(35,659)	(39,389)
Interest paid, net	-	(193)
Income taxes paid, net	(26)	(415)
Net cash used by operating activities	(2,974)	(3,179)

Cash flows from investing activities:
Decrease in restricted cash	32	-
Proceeds from surrender of corporate-owned life insurance policies	-	28,139
Purchase of property, plant and equipment	(10)	-
Other, net	25	(14)
Net cash provided by investing activities	47	28,125

Cash flows from financing activities:
Payment of insurance policy loans	-	(5,495)
Payment of dividends	(49)	(17,618)
Purchase and retirement of common stock	-	(1,012)
Stock purchase and retirement for tax withholdings on vesting of restricted awards	-	(14)
Net cash used by financing activities	(49)	(24,139)

Cash flows from discontinued operations:
Net cash used by discontinued operations	-	(11)

Net (decrease) increase in cash and equivalents	(2,976)	796
Cash and equivalents at beginning of period	4,212	6,497

Cash and equivalents at end of period	$1,236	$7,293

Reconciliation of net loss to net cash used by operating activities:

Net loss	$(707)	$(4,957)

Depreciation and amortization	346	350
Stock-based compensation	(23)	218
Gain on sale of property, plant and equipment	(16)	-
Changes in assets and liabilities	(2,574)	1,210
Net cash used by operating activities	$(2,974)	$(3,179)